                                                                     EXHIBIT 3.4



                           CERTIFICATE OF AMENDMENT

                                      of

                       THE CERTIFICATE OF INCORPORATION

                                      of

                       PRICE COMMUNICATIONS CORPORATION

         (Under Section 805 of the New York Business Corporation Law)

                    ---------------------------------------

              It is hereby certified that:

              1. The name of the corporation is PRICE COMMUNICATIONS CORPORATION (the "Corporation").

              2. The Certificate of Incorporation of the Corporation was filed by the Department of State on August 1, 1979. The Amended and Restated Certificate of Incorporation of the Corporation was filed by the Department of State on December 29, 1992.

              3. The amendment of the Corporation's Amended and Restated Certificate of Incorporation effected hereby is as follows: an increase in the number of shares of the Corporation's common stock, par value $.01 (the "Common Stock"), which the Corporation shall have the authority to issue by 20,000,000 shares.

              4. To accomplish the foregoing amendment, Paragraph A of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, relating to the number of authorized shares of Common Stock of the Corporation, is hereby stricken out in its entirety, and the following new Paragraph A of Article FOURTH is substituted in lieu thereof:

                                    FOURTH
                                      A.

                       The total number of shares of capital stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) shares, of which Sixty Million (60,000,000) shares shall be common stock, par value $.01 per share (the "Common Stock"), and Twenty Million (20,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

              5. The foregoing amendment of the Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation at a meeting thereof followed by the vote of the holders of at least a majority of all of the outstanding shares of the Corporation's capital stock entitled to vote on said amendment.

              IN WITNESS WHEREOF, we have subscribed this document on October 20, 1997 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

                                         PRICE COMMUNICATIONS CORPORATION


                                         By: /s/ Robert Price
                                             --------------------------------
                                             Robert Price
                                             President



                                         By:  /s/ Ashley Dixon
                                             --------------------------------
                                             Ashley Dixon
                                             Secretary


                                     - 3 -